Exhibit 99.1

Contacts

Investors	Media
Lisa Nadler (Lisa.Nadler@gartner.com)	Matt Benson (mbenson@sardverb.com)
203-964-0096	Jamie Tully (jtully@sardverb.com)
Citigate Sard Verbinnen
212-687-8080

GARTNER REPORTS FIRST QUARTER 2005 RESULTS

Company Raises Full Year Guidance

     STAMFORD, Conn. – May 3, 2005 — Gartner, Inc. (NYSE: IT and ITB), the leading provider of research and analysis on the global information technology industry, today reported results for the first quarter ended March 31, 2005 and raised its guidance for the full year 2005.

First Quarter 2005 Results

     Total revenue for the first quarter of 2005 was $199.8 million compared to $208.7 million in the first quarter of 2004. Revenue was impacted by the timing of various conferences in the Company’s Events business. Gartner held 5 conferences in the first quarter of 2005 compared with 9 in the corresponding quarter last year. This planned change in the events schedule resulted in a $10.1 million shift in Events revenue from the first quarter of 2005 to future quarters in 2005. Revenues from the Company’s Research segment increased 2% over last year, continuing the trend of year-over-year growth in Research revenue that began in the first quarter of 2004. Research contract value ended the quarter at $516 million, an increase of 5% over the same quarter last year.

     For the first quarter of 2005, Gartner had a net loss of $14.7 million, or $0.13 per diluted share, including pre-tax charges of $22.8 million, or $0.16 per share on an after-tax basis. The pre-tax charges include $3.4 million related to the integration of META Group, Inc., $5.1 in non-cash impairment losses on investments and $14.3 million related to a reduction in workforce and restructuring within the Company’s international operations. In the first quarter of 2004, the Company reported net income of $464,000, including a $14.2 million pre-tax charge.

     Normalized EPS for the first quarter, which excludes the $22.8 million of charges, was $0.03 compared to $0.09 a year ago. The two factors driving the change were timing in the Events business and previously announced changes in employee compensation. Normalized EBITDA for the quarter was $13.0 million compared to $25.6 million in the first quarter 2004. Normalized EPS and normalized EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” for a further discussion of normalized EPS and normalized EBITDA.

     Excluding the effect of foreign currency, total revenue for the 2005 first quarter would have decreased 6% due to timing in the Events business; cost of services and product development would have decreased 2% due to the timing of the conference expenses; and selling, general and administrative expenses would have increased 3% due to higher investments in our sales channel. The impact of foreign currency on net income was less than $0.5 million. Excluding the effect of foreign currency, research contract value increased 2% from the first quarter of 2004.

     Gene Hall, Gartner’s chief executive officer, said, “Overall, the results for the quarter exceeded our expectations. We are well on target with our strategy to increase top line growth and are realizing the benefits of our cost reduction efforts sooner than expected. Accordingly, we are confident that we will exceed the guidance for 2005 that we discussed in February.”

     Mr. Hall continued, “I am particularly pleased with the results of our Research segment, which is the Company’s largest and most profitable business. Research contract value increased sequentially for the third consecutive quarter to $516 million, its highest level in over 3 years. In addition, wallet and client retention remain at high levels. As we expected, contribution margins have been impacted by the changes in employee compensation and the mix shift between Core Research and Executive Programs. The cost reduction initiatives we have underway are expected to have a positive impact on margins for the remainder of the year. While we have much more work to do, our results for the first quarter demonstrate that we are headed in the right direction.”

Business Segment Highlights

     Research. Research revenue was $125 million for the 2005 first quarter, an increase of 2% from the same period of 2004. At March 31, 2005, Research contract value, a leading indicator of future revenue, was $516 million, up from $493 million at March 31, 2004. This represents the Company’s highest reported contract value since December 31, 2001. Client retention was 80% for the first quarter of 2005, up from 77% in the first quarter of 2004. Wallet retention was 94% for the first quarter compared with 92% in the first quarter of 2004.

     Consulting. Consulting revenue was $64 million for the 2005 first quarter versus $65 million in the first quarter of 2004. Utilization averaged 63% during the first quarter of 2005 compared with average utilization of 62% for the quarter ended March 31, 2004. Billable headcount was 509 as of March 31, 2005, up 7% from 475 at the end of the first quarter of 2004. Consulting backlog was $108 million at March 31, 2005, up from $92 million in the first quarter of 2004.

     Events. Events revenue was $8 million for the first quarter of 2005 versus $18 million in the first quarter of 2004, reflecting 4 fewer events held in the quarter. As part of the Company’s continued strategy to optimize the Events portfolio, the Company planned and held 5 events in the first quarter of 2005, with 2,555 attendees, as compared to 9 events with 3,258 attendees in the same period in 2004. The Company is scheduled to hold over 60 events in 2005 versus 56 in 2004, and continues to expect to grow revenues between 14% and 17% in 2005.

Guidance

     Gartner updated its guidance for 2005 to reflect strength in the business and the impact of its acquisition of META Group, Inc., which closed on April 1, 2005.

     For the full year 2005, the Company is targeting total revenue of approximately $980 million to $1 billion. By segment, for the full year 2005, the Company is targeting Research revenue of approximately $525 million to $533 million, Consulting revenue of approximately $285 million to $292 million, Events revenue of approximately $158 million to $162 million, and other revenue of approximately $12 million to $13 million.

     Gartner also is increasing its guidance for normalized EBITDA and EPS for the full year 2005. For the year, Gartner now expects normalized EBITDA of $95 million to $105 million, GAAP EPS of $0.05 to $0.14 and normalized EPS, excluding special charges, of $0.32 to $0.38. Prior to the acquisition, Gartner had expected normalized EBITDA of $85 million to $95 million, GAAP EPS of $0.15 to $0.24 and normalized EPS, excluding special charges, of $0.30 to $0.35. The estimated fully diluted share count is 113 million shares. See “Non-GAAP Financial Measures” for a further discussion of normalized EBITDA and normalized EPS.

     The Company previously announced total pre-tax charges in 2005 of up to $26 million. Gartner expects the integration of META will result in additional pre-tax charges of $13 to $19 million in 2005. The Company’s current estimate for total charges in the year is $39 to $45 million, of which $23 million was taken in the first quarter.

Conference Call Information

     Gartner has scheduled a conference call at 10 a.m. ET today, Tuesday, May 3, 2005, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 30 days following the call.

About Gartner

     Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed business and technology decisions. The Company’s businesses consist of Research and Events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has over 3,900 associates, including more than 1,100 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

     Investors are cautioned that normalized EBITDA and normalized EPS information contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA and normalized EPS are important measures of our recurring operations as they exclude items that may not be indicative of our core operating results and calculate earnings per share in a manner consistent with prior periods. Normalized EBITDA is based on operating income, excluding depreciation and amortization, goodwill impairments, and other charges. Normalized EPS is based on net income (loss), excluding other charges, non-cash charges, goodwill impairments, and gains and losses on investments. See “Supplemental Information” at the end of this release for reconciliation of GAAP net income and loss and EPS to normalized net income and EPS.

Safe Harbor Statement

     Statements contained in this press release regarding the growth and prospects of the business, the Company’s full year 2005 and 2006 financial results, future restructuring charges, acquisition of META Group, Inc. and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate META Group’s operations and businesses; ability to expand or even retain META Group’s customers; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

###

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Research	$125,196	$122,242	2%
Consulting	64,010	64,626	-1%
Events	8,055	18,171	-56%
Other	2,563	3,628	-29%

Total revenues	199,824	208,667	-4%
Costs and expenses:
Cost of services and product development	95,278	95,476	0%
Selling, general and administrative	91,546	87,634	4%
Depreciation	6,079	7,937	-23%
Amortization of intangibles	28	197	-86%
Goodwill impairments	—	739	F
META integration charges	3,405	—	U
Other charges	14,274	10,513	36%

Total costs and expenses	210,610	202,496	4%

Operating (loss) income	(10,786)	6,171	U
(Loss) gain from investments	(5,106)	20	U
Interest (expense) income, net	(1,345)	245	U
Other expense, net	(304)	(3,113)	-90%

(Loss) income before income taxes	(17,541)	3,323	U
(Benefit) provision for income taxes	(2,834)	2,859	F

Net (loss) income	$(14,707)	$464	U

(Loss) per common share:
Basic	$(0.13)	$—	U
Diluted	$(0.13)	$—	U
Weighted average shares outstanding:
Basic	111,324	130,311	-15%
Diluted	112,416	133,180	-16%
SUPPLEMENTAL INFORMATION
Normalized EPS (1)	$0.03	$0.09	-65%

(1) Normalized net income & EPS is based on net income, excluding other charges, non-cash charges, META integration charges, goodwill impairments, and gains and losses from investments. We believe normalized EPS is an important measure of our recurring operations. See “Supplemental Information” at the end of this release for a reconciliation from GAAP net income and EPS to Normalized net income and EPS and a discussion of the reconciling items.

GARTNER, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$158,721	$160,126	-1%
Fees receivable, net	233,284	257,689	-9%
Deferred commissions	32,015	32,978	-3%
Prepaid expenses and other current assets	39,850	37,052	8%

Total current assets	463,870	487,845	-5%
Property, equipment and leasehold improvements, net	61,333	63,495	-3%
Goodwill	229,994	231,759	-1%
Intangible assets, net	257	138	86%
Other assets	73,668	77,957	-6%

Total Assets	$829,122	$861,194	-4%

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$148,499	$181,502	-18%
Deferred revenues	333,704	307,696	8%
Current portion of long term debt	40,000	40,000	0%

Total current liabilities	522,203	529,198	-1%
Long term debt	140,000	150,000	-7%
Other liabilities	51,406	51,948	-1%

Total Liabilities	713,609	731,146	-2%
Total Stockholders’ Equity	115,513	130,048	-11%

Total Liabilities and Stockholders’ Equity	$829,122	$861,194	-4%

GARTNER, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended March 31,
	2005	2004
Operating activities:
Net (loss) income	$(14,707)	$464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles	6,107	8,134
Non-cash compensation	275	485
Tax benefit associated with employees’ exercise of stock options	128	1,494
Deferred taxes	(295)	542
Loss (gain) from investments, net	5,106	(20)
Amortization of debt issue costs	222	299
Goodwill impairment	—	739
Non-cash charges associated with impairment of long-lived assets	—	2,943
Changes in assets and liabilities:
Fees receivable, net	20,249	30,389
Deferred commissions	959	2,609
Prepaid expenses and other current assets	(3,676)	(790)
Other assets	768	(115)
Deferred revenues	30,739	2,285
Accounts payable and accrued liabilities	(31,290)	(24,763)

Cash provided by operating activities	14,585	24,695

Investing activities:
Increase in intangibles	(150)	—
Prepaid acquisition costs	(2,501)	—
Additions to property, equipment and leasehold improvements	(4,063)	(3,005)

Cash used in investing activities	(6,714)	(3,005)

Financing activities:
Proceeds from stock issued for stock plans	3,604	16,270
Payments on debt	(10,001)	—
Purchases of treasury stock	—	(4,000)

Cash (used) provided by financing activities	(6,396)	12,270

Net increase in cash and cash equivalents	1,475	33,960
Effects of exchange rates on cash and cash equivalents	(2,880)	(1,180)
Cash and cash equivalents, beginning of period	160,126	229,962

Cash and cash equivalents, end of period	$158,721	$262,742

SELECTED STATISTICAL DATA

	March 31,	March 31,
	2005	2004
Research contract value	$515,721 (1)	$492,899 (1)
Research client retention	80%	77%
Research wallet retention	94%	92%
Research client organizations	8,566	8,860
Consulting backlog	$107,800 (1)	$91,657 (1)
Consulting utilization	63%	62%
Consulting billable headcount	509	475
Events—number of events	5	9
Events attendees	2,555	3,258

(1) Dollars in thousands.

BUSINESS SEGMENT DATA (Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin

Three Months Ended 3/31/05
Research	$125,196	$48,185	$77,011	62%
Consulting	64,010	40,868	23,142	36%
Events	8,055	4,713	3,342	41%
Other	2,563	392	2,171	85%

TOTAL	$199,824	$94,158	$105,666	53%

Three Months Ended 3/31/04
Research	$122,242	$43,215	$79,027	65%
Consulting	64,626	39,382	25,244	39%
Events	18,171	11,064	7,107	39%
Other	3,628	471	3,157	87%

TOTAL	$208,667	$94,132	$114,535	55%

SUPPLEMENTAL INFORMATION
GAAP to Normalized Reconciliations
(in thousands, except per share data)

Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended
	March 31,
	2005	2004
Net (loss) income	$(14,707)	$464
Interest expense (income), net	1,345	(245)
Other expense, net	304	3,113
Loss (gain) on investments	5,106	(20)
Tax (benefit) provision	(2,834)	2,859

Operating (loss) income	$(10,786)	$6,171

Depreciation and amortization	6,107	8,134
Normalizing adjustments:
Other charges (2)	14,274	10,513
META integration charges (4)	3,405	—
Goodwill impairments (5)	—	739

Normalized EBITDA	$13,000	$25,557

Reconciliation — GAAP to Normalized Net Income and EPS (1):

	Three Months Ended March 31,
	2005			2004
	After-			After-
	Tax			Tax
	Income	Shares	EPS	Income	Shares	EPS
GAAP Basic EPS	$(14,707)	111,324	$(0.13)	$464	130,311	$0.00
Share equivalents from stock compensation shares	—	1,092	—	—	2,869	—

GAAP Diluted EPS	$(14,707)	112,416	$(0.13)	$464	133,180	$0.00

Other charges (2)	11,068	—	0.10	7,591	—	0.06
Non-cash charges (3)	—	—	—	2,943	—	0.02
META integration charges (4)	2,045	—	0.02	—	—	—
Goodwill impairments (5)	—	—	—	739	—	0.01
Loss (gain) from investments (6)	5,106	—	0.04	(13)	—	(0.00)

Normalized net income & EPS (7)	$3,512	112,416	$0.03	$11,724	133,180	$0.09

Footnotes

(1)	Normalized EBITDA is defined as operating (loss) income before interest, taxes, depreciation, amortization, and certain normalizing adjustments. Normalized net income & EPS is based on net income (loss), excluding normalizing adjustments which includes other charges, non-cash charges, META integration charges, goodwill impairments, and gains and losses on investments.

Normalized EBITDA, as well as normalized net income and EPS, are not measurements of operating performance calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered substitutes for operating income (loss) and net income (loss) in accordance with GAAP. In addition, because these measurements may not be defined consistently by other companies, these measurements may not be comparable to similarly titled measures of other companies.

However, we believe these indicators are relevant and useful to investors because they provide alternative measures that take into account certain adjustments that are viewed by our management as being non-core items or charges.

(2)	Other charges during 2005 included costs related to a reduction in workforce and for restructuring within the Company’s international operations. Other charges during 2004 were for costs associated with a reduction in workforce and our closing of certain operations in South America.

(3)	The non-cash charges in 2004 were associated with the closing of certain operations in South America. These charges are recorded in “Other (expense), net.”

(4)	The META integration charges are related to our acquisition of the META Group, Inc. These costs were primarily for consulting, accounting, and tax services.

(5)	The goodwill impairments in 2004 were associated with our closing of certain operations in South America and were recorded in “Goodwill impairment.”

(6)	The 2005 loss on investments was related to an impairment loss on an investment. The 2004 gain on investments was related to our minority owned investments. These items are recorded in “(Loss) gain from investments.”

(7)	The normalized effective tax rate was 33% for the first quarter of 2005 and 2004.